Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	February 14, 2007

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Revised Fourth Quarter Earnings Due to Accounting Adjustment

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced revised fourth quarter earnings of $0.47 per diluted share, on earnings of $6.2 million. This represented an increase of $0.06 per diluted share over fourth quarter earnings previously announced on January 19, 2007.  The revised fourth quarter diluted earnings per share were down from the fourth quarter of 2005, in which the Company earned $0.57 per diluted share on net income of $7.7 million. The earnings per diluted share for 2006 were also revised upward by $0.06 to $1.75 on $23.7 million in net income. This compared with $2.03 per diluted share in 2005, on $27.7 million in net income.

Adjustments to Income

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”  (“SAB 108”). SAB 108 requires that both an income statement approach and a balance sheet approach be used when evaluating whether an error is material to an entity’s financial statements, based on all relevant quantitative and qualitative factors. The SEC issued SAB 108 to address what they identified as diversity in practice whereby entities were using either an income statement approach or a balance sheet approach, but not both. The Company consistently used the income statement approach in prior periods. SAB 108 became effective December 31, 2006, and any material adjustments arising from the adoption of SAB 108 are to be recorded as a cumulative effect adjustment to beginning retained earnings.

 The Company’s management performed an analysis under SAB 108 using both the income statement and balance sheet approaches, and as a result, concluded that the Company had no prior year misstatements that were material to our financial statements. However, in the process of performing the review, management elected to record certain prior year adjustments along with refinements to current year accruals to a number of income statement line items as well as recording a refined market valuation on available for sale securities that were not significant on an individual or aggregate basis.  The Company recorded adjustments in the fourth quarter of 2006 to correct these items, and the entries effecting net income are enumerated in the table below and are referred to as “4Q06 adjustments” in this earnings release.

4Q06 adjustments to income (In thousands)	Increase (decrease)
to net income
Interest on other short-term borowings	$961
Net interest income	961
Secondary mortgage fees	1
Total noninterest income	1
Salaries and employee benefits	115
Occupancy expense, net	(50)
Furniture and equipment expense	19
Total noninterest expenses	84
Income before income taxes	1,046
Income taxes on above items	(409)
Income tax credit on QZAB, net	110
Total income taxes	(299)
Net income	$747

Management recorded adjustments to interest expense due to a reduction in the estimated accrual for other short-term borrowings. Approximately $528,000 of the interest expense reduction listed above related to 2006.  Management recorded a net reduction to salaries and employee benefits expense primarily as a result of a reduction in accrual relating to salary and bonus payments earned in 2005, but disbursed in 2006.  Management recorded additional rent expense for leases with escalation clauses that had previously been recorded as billed by the lessor. The adjustment to furniture and equipment expense related to a reduction to 2006 depreciation expense. In addition to the income tax effect on the above adjustments, a net federal tax credit was recorded for qualified zone academy bonds (“QZABs”) that also primarily related to 2006. A refinement to the market valuation of the QZAB bonds also increased the value of securities available for sale by approximately $1.3 million as reflected in the consolidated 2006 balance sheet. The comparative narrative that follows includes the 4Q06 adjustments detailed in the above table.

Revised Financial Presentation

The amended 2006 operating results include the previously reported balance sheet growth and increases in noninterest income, and these items continued to be offset by a lower net interest margin, a higher provision for loan losses, a decline in mortgage banking activity, and increased facility and related costs associated with five new branches. As previously reported, a verdict for approximately $2.0 million was entered in the Circuit Court of LaSalle County on January 17, 2007 in favor of Old Second Bank — Yorkville, a wholly owned subsidiary of the Company, and against an insurance company. The liable insurance company continues to have the right to appeal the judgment. As a result, the Company will not record any amount of the judgment as income until all appeals have been exhausted and the matter has been concluded in the Company’s favor.

Net interest income decreased from $74.0 million in 2005 to $71.2 million in 2006. Fourth quarter net interest income declined from $19.0 million in 2005, to $17.7 million in 2006. The growth in earning assets for both the quarter and year to date periods were offset by a lower net interest margin. Average earning assets grew $111.0 million or 5.3% from December 31, 2005 to end of year 2006. Similarly, average earning assets in the fourth quarter of 2006 were $62.4 million, or 2.9%, higher than in the same period in 2005. Despite that growth, the net interest margin (tax equivalent basis) including 4Q06 adjustment was 3.27% in the fourth quarter of

2006 and 3.34% for 2006. This compares with 3.60% in the fourth quarter of 2005 and 3.64% for 2005.

On a year-to-year comparative basis, the average tax-equivalent yield on earning assets increased from 5.84% in 2005 to 6.53% in 2006, which was a 69 basis point increase. However, during the same period the cost of funds increased from 2.53% to 3.63%, or 110 basis points. Changes in deposit funding composition continued to have the effect of increasing interest costs and lowering the net interest margin in 2006. The average balances of lower-cost sources of funds such as interest-bearing transaction accounts and savings accounts declined $20.3 million, or 2.5%, from December 31, 2005 to December 31, 2006. At the same time, noninterest-bearing deposits increased by a nominal amount while higher-cost sources of funds such as time deposits increased $128.2 million, or 15.7%. Average non-deposit funding costs also increased for the year as other short-term borrowings and notes payable increased $14.3 million, or 12.5%, and $5.0 million, or 171.6%, respectively.

The Company recorded no provision for loan losses in the fourth quarter of 2006, leaving the year-to-date provision at $1,244,000. The Company recorded a negative provision of $460,000 in the fourth quarter of 2005, which resulted in a total provision expense of $353,000 for that year. Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio. Management determines the amount to provide for in the allowance for loan losses based upon a number of factors including loan growth, the quality of the loan portfolio and loan loss experience. Net charge offs in 2006 and 2005 were $380,000 and $519,000 respectively. Non-performing assets decreased from $6.8 million at year-end 2005 to $2.3 million at year-end 2006. Total loans increased from $1.70 billion at year-end 2005 to $1.76 billion at year-end 2006. This loan growth was one of the factors considered when determining the amount provided in 2006.

Noninterest income was $7.4 million during the fourth quarter of 2006, an increase of $195,000, or 2.7%, compared to the fourth quarter of 2005. Non-interest income was $28.7 million during 2006, an increase of $558,000, or 2.0%, compared to 2005. Trust income increased to $2.1 million during the fourth quarter of 2006 and to $7.6 million for the year. These are increases of $315,000 and $951,000, respectively, from the prior year. The increases in trust income for both the quarter and the year were primarily associated with higher estate fees and increased levels of assets under management. Assets under management were $1.0 billion and $959.5 million at December 31, 2006 and 2005, respectively.

Aggregate mortgage banking income included gains on sales of mortgage loans, secondary market fees, and servicing income, and as a category declined $235,000, or 16.0%, from the fourth quarter of 2005 to the fourth quarter of 2006. For the year 2006, mortgage-banking income was down $1,849,000, or 27.6%, from 2005 levels. In general, the higher borrowing costs associated with an increased interest rate environment through much of 2006 resulted in a decline in mortgage loan demand and related mortgage banking income.

There were no securities sales in the fourth quarter of 2006 and a small loss of $9,000 was recorded in the same period of 2005. In 2006, securities gains totaled $418,000 compared with a $14,000 loss in 2005. Bank owned life insurance (“BOLI”) income increased from $305,000 to $493,000 in the fourth quarter of 2006, and from $957,000 to $1,937,000 for the year 2006 because of additional BOLI purchases made late in 2005. Other income decreased $81,000, or

5.6%, from the fourth quarter of 2005, but remained substantially unchanged for 2006 from 2005.

Noninterest expense was $16.2 million during the fourth quarter of 2006, an increase of $1.2 million, or 7.5%, from $15.0 million in the fourth quarter of 2005. Noninterest expense was $65.1 million during the year 2006, an increase of $4.6 million, or 7.7%, from $60.5 million in the prior year.

Salaries and benefits expense was $8.6 million during the fourth quarter of 2006, a decrease of $180,000 from the fourth quarter of 2005. For the year 2006, salaries and benefits were $35.9 million compared to $35.7 million in 2005, an increase of $233,000 or 1.0%. The full time equivalent employee count increased from 548 at December 31, 2005 to 582 at December 31, 2006 as staffing requirements were fulfilled at five new banking locations. The amount of change in this category should be viewed in the context of recent changes in the Company’s benefit structure. The Company completed the distribution of assets from its defined benefit pension plan in December 2006 after terminating the plan in December of 2005. In addition to the December 2005 pension plan termination, the Company paid all amounts due to participants of the supplemental retirement plan (SERP) in 2005. The combined pension and SERP expense for the fourth quarter and year 2005 were $716,000 and $2.4 million, respectively, and were included in the salaries and employee benefits category for that year. As noted separately, the loss on settlement of the benefit obligation relating to the termination was $109,000 in the fourth quarter of 2006 and $1,467,000 for the year. A reduction in estimated accrual for bonus programs was also recorded in 2006.

Net occupancy and furniture and equipment expenses increased $202,000 from the fourth quarter of 2005 to the fourth quarter of 2006, or 8.7%. For the year 2006, net occupancy and furniture and equipment expenses increased $1.1 million, or 12.5% from 2005. The Company expanded its market presence in 2006, which also increased the related facility expenses. There were thirty-two branches in operation at December 31, 2006 compared to twenty-seven banking locations at December 31, 2005. Other expense increased $807,000, or 23.4%, from the fourth quarter of 2005, to $4.3 million in the fourth quarter of 2006. Other expenses increased $1.5 million, or 10.8%, in the year 2006, to $15.5 million. Increases in other expense for the year were primarily due to costs associated with the amortization and valuation of mortgage servicing rights, increased audit and compliance related to Sarbanes-Oxley mandates, loan production related expenditures, rising costs associated with automatic teller machine operations and new employee recruitment fees.

The provision for income tax as a percentage of pretax income decreased from 33.6% as of the fourth quarter of 2005 to 30.0% as of the fourth quarter of 2006. Income tax as a percentage of pretax income decreased from 33.0% for the year 2005 to 29.4% for 2006. The reduction in effective tax rate was primarily due to additional tax-exempt BOLI income and the formation of a real estate investment trust (REIT) in the third quarter of 2006. In addition to income tax benefits, which lowered the effective tax rate, the REIT ownership structure also provides the Company with an alternate vehicle for raising future capital as desired.

Total assets were $2.46 billion as of December 31, 2006, an increase of $91.3 million, or 3.9%, from $2.37 billion as of December 31, 2005. Total loans were $1.76 billion as of December 31, 2006, an increase of $59.5 million, or 3.5%, from $1.70 billion as of December 31, 2005. The largest increase was in residential real estate loans, which rose $36.1 million, or 6.6%, since

December 31, 2005. Commercial real estate and construction and development loans increased $14.8 million and $12.8 million, respectively, since December 31, 2005. These changes reflected the continuing loan demand in the Company’s markets. The loan portfolio generally reflects the economic profile of the communities in which the Company operates. Because the Company is located in growing areas, real estate lending (including commercial, residential, and construction) is a significant portion of the portfolio. These categories comprised 88.8% of the portfolio as of December 31, 2006 compared to 88.2% of the portfolio as of December 31, 2005.

Total deposits increased $127.4 million, or 6.6%, during 2006. Noninterest-bearing deposits increased $16.5 million, or 6.2%, while savings deposits decreased $13.6 million, or 11.6%. At the same time, NOW and money market accounts increased $12.8 million, or 5.2%, and $13.8 million, or 3.2%, respectively. In 2006, time deposits increased $98.0 million, or 11.2%. Pricing and sales strategies targeted the 2006 growth in NOW and money market accounts and capitalized on depositor preference for check accessibility. Depositors also continued to favor certificates of deposits to lock in rates during the rising interest rate environment. The increases in interest-bearing transaction account pricing and the continued shift into certificates of deposit resulted in a higher cost of funds, which adversely impacted the net interest margin. At the same time, however, these successful sales efforts resulted in an increase in core funding sources and new account relationships, provided funding for loan growth and allowed the Company to reduce reliance on other short-term borrowings, which typically have a higher interest rate.

Non-GAAP Presentations: Management uses certain non-GAAP ratios to evaluate and measure the Company’s performance. Management presents a net interest margin calculation. The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Management believes this measure provides investors with information regarding balance sheet profitability. Management also presents an efficiency ratio that is non-GAAP. The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2005.

Financial Highlights (unaudited)

In thousands, except share data

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Summary Income Statement:
Net interest income	$17,675	$19,040	$71,199	$73,999
Provision for loan losses	—	(460)	1,244	353
Noninterest income	7,393	7,198	28,707	28,149
Noninterest expense	16,164	15,041	65,136	60,500
Income taxes	2,667	3,915	9,870	13,612
Net income	6,237	7,742	23,656	27,683

Key Ratios (annualized):
Return on average assets	1.03%	1.33%	0.99%	1.24%
Return on average equity	15.83%	20.35%	15.29%	19.11%
Net interest margin (tax equivalent)	3.27%	3.60%	3.34%	3.64%
Efficiency ratio	62.64%	55.81%	63.34%	57.65%
Tangible capital to tangible assets	6.37%	6.33%	6.37%	6.33%
Total capital to risk weighted assets	10.87%	10.91%	10.87%	10.91%
Tier 1 capital to risk weighted assets	10.02%	10.08%	10.02%	10.08%
Tier 1 capital to average assets	7.94%	8.02%	7.94%	8.02%

Per Share Data:
Basic earnings per share	$0.47	$0.57	$1.77	$2.05
Diluted earnings per share	$0.47	$0.57	$1.75	$2.03
Dividends declared per share	$0.14	$0.13	$0.55	$0.51
Book value per share	$12.08	$11.26	$12.08	$11.26
Tangible book value per share	$11.92	$11.08	$11.92	$11.08
Ending number of shares outstanding	13,127,292	13,520,073	13,127,292	13,520,073
Average number of shares outstanding	13,139,745	13,499,232	13,367,062	13,486,598
Diluted average shares outstanding	13,291,987	13,675,909	13,526,603	13,661,024

End of Period Balances:
Loans	$1,763,912	$1,704,382	$1,763,912	$1,704,382
Deposits	2,062,693	1,935,278	2,062,693	1,935,278
Stockholders’ equity	158,555	152,262	158,555	152,262
Total earning assets	2,267,768	2,194,733	2,267,768	2,194,733
Total assets	2,459,140	2,367,830	2,459,140	2,367,830

Average Balances:
Loans	$1,769,383	$1,677,614	$1,748,328	$1,617,557
Deposits	2,034,917	1,946,157	1,992,249	1,883,351
Stockholders’ equity	156,305	150,950	154,690	144,843
Total earning assets	2,237,163	2,174,789	2,218,993	2,107,496
Total assets	2,400,638	2,317,849	2,377,771	2,239,334

Financial Highlights, continued (unaudited)

In thousands, except share data

	Year Ended
	December 31,
	2006	2005
Asset Quality
Charge-offs	$888	$1,049
Recoveries	508	530
Net charge-offs	$380	$519
Provision for loan losses	1,244	353
Allowance for loan losses to loans	0.92%	0.90%

Nonaccrual loans	$1,632	$3,845
Restructured loans	—	—
Loans past due 90 days	583	2,752
Nonperforming loans	2,215	6,597
Other real estate	48	251
Nonperforming assets	$2,263	$6,848

Major Classifications of Loans

	December 31,
	2006	2005
Commercial and industrial	$175,621	$168,314
Real estate - commercial	605,098	590,328
Real estate - construction	374,654	361,859
Real estate - residential	586,959	550,823
Installment	23,326	35,236
	1,765,658	1,706,560
Unearned origination fees	(1,746)	(2,178)
	$1,763,912	$1,704,382

Major Classifications of Deposits

	December 31,
	2006	2005
Noninterest bearing	$280,630	$264,124
Savings	104,229	117,849
NOW accounts	257,505	244,727
Money market accounts	446,215	432,452
Certificates of deposits of less than $100,000	591,941	554,618
Certificates of deposits of $100,000 or more	382,173	321,508
	$2,062,693	$1,935,278

Old Second Bancorp, Inc.

Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	December 31,	December 31,
	2006	2005
Assets
Cash and due from banks	$80,727	$65,010
Interest bearing balances with banks	5,493	105
Federal funds sold	2,305	—
Cash and cash equivalents	88,525	65,115
Securities available for sale	472,897	470,431
Federal Home Loan Bank and
Federal Reserve Bank Stock	8,783	8,418
Loans held for sale	14,378	11,397
Loans	1,763,912	1,704,382
Allowance for loan losses	16,193	15,329
Net loans	1,747,719	1,689,053
Premises and equipment, net	48,404	42,485
Other real estate owned	48	251
Mortgage servicing rights, net	2,882	2,271
Goodwill, net	2,130	2,130
Core deposit intangible assets, net	—	355
Bank owned life insurance	43,564	41,627
Accrued interest and other assets	29,810	34,297
Total assets	$2,459,140	$2,367,830

Liabilities
Deposits:
Demand	$280,630	$264,124
Savings, NOW, and money market	807,949	795,028
Time	974,114	876,126
Total deposits	2,062,693	1,935,278
Securities sold under repurchase agreements	38,218	57,625
Other short-term borrowings	127,090	171,825
Junior subordinated debentures	31,625	31,625
Notes payable	16,425	3,200
Accrued interest and other liabilities	24,534	16,015
Total liabilities	2,300,585	2,215,568

Stockholders’ Equity
Common stock	16,635	16,592
Additional paid-in capital	14,814	13,746
Retained earnings	193,170	176,824
Accumulated other comprehensive (loss)	(2,545)	(4,562)
Treasury stock	(63,519)	(50,338)
Total stockholders’ equity	158,555	152,262
Total liabilities and stockholders’ equity	$2,459,140	$2,367,830

Old Second Bancorp, Inc.
Consolidated Statements of Income

(In thousands, except share data)

	Three Months Ended		Year to Date
	December 31,		December 31,
	(unaudited)	(unaudited)	(unaudited)
	2006	2005	2006	2005
Interest Income
Loans, including fees	$32,070	$28,276	$123,614	$102,649
Loans held for sale	134	143	487	690
Securities:
Taxable	3,319	3,279	12,837	12,064
Tax-exempt	1,262	1,213	5,011	4,810
Federal funds sold	37	—	42	7
Interest bearing deposits	35	1	38	3
Total interest and dividend income	36,857	32,912	142,029	120,223
Interest Expense
Savings, NOW, and money market deposits	5,710	3,761	18,571	11,988
Time deposits	11,485	7,660	40,965	26,052
Repurchase agreements	519	406	2,030	1,303
Other short-term borrowings	606	1,388	6,308	4,308
Junior subordinated debentures	617	617	2,467	2,448
Notes Payable	245	40	489	125
Total interest expense	19,182	13,872	70,830	46,224
Net interest and dividend income	17,675	19,040	71,199	73,999
Provision for loan losses	—	(460)	1,244	353
Net interest income after provision for loan losses	17,675	19,500	69,955	73,646
Noninterest Income
Trust income	2,101	1,786	7,595	6,644
Service charges on deposits	2,187	2,188	8,336	8,291
Gain on sale of loans	892	1,176	3,647	5,535
Secondary mortgage fees	203	214	716	973
Mortgage servicing income	144	84	492	196
Securities (losses) gains, net	—	(9)	418	(14)
Bank owned life insurance	493	305	1,937	957
Other income	1,373	1,454	5,566	5,567
Total noninterest income	7,393	7,198	28,707	28,149
Noninterest Expense
Salaries and employee benefits	8,585	8,765	35,878	35,645
Loss on settlement of benefit obligation	109	—	1,467	—
Occupancy expense, net	1,229	1,086	4,598	3,695
Furniture and equipment expense	1,298	1,239	5,256	5,066
Amortization of core deposit intangible assets	89	89	355	355
Advertising expense	593	408	2,054	1,719
Other expense	4,261	3,454	15,528	14,020
Total noninterest expense	16,164	15,041	65,136	60,500
Income before income taxes	8,904	11,657	33,526	41,295
Provision for income taxes	2,667	3,915	9,870	13,612
Net income	$6,237	$7,742	$23,656	$27,683
Basic earnings per share	$0.47	$0.57	$1.77	$2.05
Diluted earnings per share	0.47	0.57	$1.75	$2.03
Dividends declared per share	0.14	0.13	$0.55	$0.51

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Quarters ended December 31, 2006 and 2005

(Dollar amounts in thousands- unaudited)

	2006			2005
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits with banks	$2,261	$35	6.06%	$119	$1	3.29%
Federal funds sold	2,787	37	5.19	—	—	—
Securities:
Taxable	312,284	3,319	4.25	346,019	3,279	3.79
Non-taxable (tax equivalent)	141,648	1,942	5.48	141,457	1,867	5.28
Total securities	453,932	5,261	4.64	487,476	5,146	4.22
Loans and loans held for sale	1,778,183	32,260	7.10	1,687,194	28,476	6.60
Total interest earning assets	2,237,163	37,593	6.60	2,174,789	33,623	6.07
Cash and due from banks	55,737	—	—	54,269	—	—
Allowance for loan losses	(16,383)	—	—	(15,343)	—	—
Other noninterest-bearing assets	124,121	—	—	104,134	—	—
Total assets	$2,400,638			$2,317,849

Liabilities and Stockholders’ Equity
Interest bearing transaction accounts	$264,685	1,153	1.73	$242,716	561	0.92
Money market accounts	449,141	4,348	3.84	461,297	3,061	2.63
Savings accounts	106,151	209	0.78	118,953	139	0.46
Time deposits	957,249	11,485	4.76	863,707	7,660	3.52
Interest bearing deposits	1,777,226	17,195	3.84	1,686,673	11,421	2.69
Repurchase agreements	43,378	519	4.75	46,213	406	3.49
Other short-term borrowings	100,457	606	2.36	121,815	1,388	4.46
Junior subordinated debentures	31,625	617	7.80	31,625	617	7.80
Notes payable	15,260	245	6.28	3,200	40	4.89
Total interest bearing liabilities	1,967,946	19,182	3.87	1,889,526	13,872	2.91
Noninterest bearing deposits	257,691	—	—	259,484	—	—
Accrued interest and other liabilities	18,696	—	—	17,889	—	—
Stockholders’ equity	156,305	—	—	150,950	—	—
Total liabilities and stockholders’ equity	$2,400,638			$2,317,849
Net interest income (tax equivalent)		$18,411			$19,751
Net interest income (tax equivalent) to total earning assets			3.27%			3.60%
Interest bearing liabilities to earnings assets	87.97%			86.88%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Years ended December 31, 2006 and 2005

(Dollar amounts in thousands- unaudited)

	2006			2005
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits with banks	$968	$38	3.93%	$361	$3	0.83%
Federal funds sold	809	42	5.19	216	7	3.24
Securities:
Taxable	319,992	12,837	4.01	338,167	12,064	3.57
Non-taxable (tax equivalent)	140,864	7,709	5.47	139,137	7,400	5.32
Total securities	460,856	20,546	4.46	477,304	19,464	4.08
Loans and loans held for sale	1,756,360	124,327	7.08	1,629,615	103,551	6.35
Total interest earning assets	2,218,993	144,953	6.53	2,107,496	123,025	5.84
Cash and due from banks	53,114	—	—	55,063	—	—
Allowance for loan losses	(16,085)	—	—	(15,522)	—	—
Other noninterest-bearing assets	121,749	—	—	92,297	—	—
Total assets	$2,377,771			$2,239,334

Liabilities and Stockholders’ Equity
Interest bearing transaction accounts	$259,666	3,944	1.52	$243,908	1,824	0.75
Money market accounts	415,610	13,980	3.36	442,837	9,633	2.18
Savings accounts	114,787	647	0.56	123,616	531	0.43
Time deposits	947,577	40,965	4.32	819,341	26,052	3.18
Interest bearing deposits	1,737,640	59,536	3.43	1,629,702	38,040	2.33
Repurchase agreements	46,461	2,030	4.37	45,993	1,303	2.83
Other short-term borrowings	128,861	6,308	4.90	114,560	4,308	3.76
Junior subordinated debentures	31,625	2,467	7.80	31,625	2,448	7.74
Notes payable	7,905	489	6.19	2,910	125	4.30
Total interest bearing liabilities	1,952,492	70,830	3.63	1,824,790	46,224	2.53
Noninterest bearing deposits	254,609	—	—	253,649	—	—
Accrued interest and other liabilities	15,980	—	—	16,052	—	—
Stockholders’ equity	154,690	—	—	144,843	—	—
Total liabilities and stockholders’ equity	$2,377,771			$2,239,334
Net interest income (tax equivalent)		$74,123			$76,801
Net interest income (tax equivalent) to total earning assets			3.34%			3.64%
Interest bearing liabilities to earnings assets	87.99%			86.59%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%

The following unaudited tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Interest Margin
Interest income (GAAP)	$36,857	$32,912	$142,029	$120,223
Taxable-equivalent adjustment:
Loans	56	57	226	212
Investments	680	654	2,698	2,590
Interest income - FTE	37,593	33,623	144,953	123,025
Interest expense (GAAP)	19,182	13,872	70,830	46,224
Net interest income - FTE	$18,411	$19,751	$74,123	$76,801
Net interest income - (GAAP)	$17,675	$19,040	$71,199	$73,999
Average interest earning assets	$2,237,163	$2,174,789	$2,218,993	$2,107,496
Net interest margin (GAAP)	3.13%	3.47%	3.21%	3.51%
Net interest margin - FTE	3.27%	3.60%	3.34%	3.64%
Efficiency ratio
Noninterest expense	$16,164	$15,041	$65,136	$60,500
Noninterest income	7,393	7,198	28,707	28,149
Net interest income (GAAP)	17,675	19,040	71,199	73,999
Taxable-equivalent adjustment:
Loans	56	57	226	212
Investments	680	654	2,698	2,590
Net interest income - FTE	18,411	19,751	74,123	76,801
Noninterest income plus net interest income - FTE	25,804	26,949	102,830	104,950
Efficiency ratio	62.64%	55.81%	63.34%	57.65%